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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES



Braden Construction Services, Inc. (Delaware)

Deltak Construction Services, Inc. (Wisconsin)

Deltak, L.L.C. (Delaware)

Braden Manufacturing, L.L.C. (Delaware)

Braden-Europe B.V. (Netherlands)

Deltak B.V. (Netherlands)

Shenzhen Deltak Energy Systems Co. Ltd. (P.R.C.) (60%)

Deltak Israel Ltd. (Israel)

Braden Manufacturing, S.A. de C.V. (Mexico)

CFI Holdings, Inc. (Connecticut)

Consolidated Fabricators, Inc. (Delaware)

CFI Mexicana, S.A. de C.V. (Mexico)